Exhibit 10.6

SEPARATION AGREEMENT AND RELEASE OF CLAIMS

This Separation Agreement and General Release (this “Agreement”) is made by and between Neal E. Murphy (the “Executive”) and Northern Tier Energy LLC, a Delaware limited liability company (the “Company,” and together with the Executive, the “Parties”) as of November 2, 2011.

WHEREAS, the Company engaged Executive to be an employee of the Company pursuant to an offer letter entered into by and between Executive and the Company, effective as of December 1, 2010 (the “Offer Letter”);

WHEREAS, (i) the Company and Executive acknowledge and agree that Executive had a role in the management of the business, and the development of the goodwill, of the Company and its affiliates and has established and developed relations and contacts with the service providers to the Company and its affiliates, all of which constitute valuable goodwill of the Company and its affiliates that could be used in a manner adverse to the Company and its affiliates; (ii) in the course of Executive’s employment with the Company, the Executive obtained confidential and proprietary information and trade secrets concerning the business and operations of the Company and its affiliates that could be used in a manner adverse to the Company and its affiliates; (iii) the covenants contained in Paragraph 7 are necessary to protect the legitimate interests of the Company and its affiliates in their respective goodwill, trade secrets and other confidential and proprietary information; and (iv) Executive agrees to be bound by such covenants and the terms of this Agreement;

WHEREAS, the Parties wish to confirm the termination of Executive’s employment with the Company and set forth their agreement as to the manner in which Executive’s employment with the Company shall terminate.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, receipt of which is hereby acknowledged, the Company and Executive hereby agree as follows:

1. Employment Status. Executive and the Company hereby agree that Executive’s employment with the Company ended effective as of the close of business on August 22, 2011 (the “Termination Date”) upon the terms and conditions prescribed herein. Executive hereby resigns, effective as of the Termination Date, all positions, titles, duties, authorities and responsibilities with, arising out of or relating to his employment with the Company and its affiliates and agrees to execute all additional documents and take such further steps as may be required to effectuate such resignation.

2. Payment of Accrued Obligations. The parties acknowledge that the Company has paid to Executive $6,730.77 less applicable tax withholding (representing all base salary earned but unpaid as of the Termination Date), $13,461.54 less applicable tax withholding (in respect of vacation earned but not taken prior to the Termination Date), and $30,000.00 less applicable tax withholding (representing reimbursement for relocation expenses) (together, the “Accrued Obligations”).

3. Consideration.

a. Resignation. The Company agrees to characterize Executive’s separation from employment as a voluntary resignation.

b. Severance Payment. Conditioned upon Executive executing this Agreement and the release provided in Paragraph 5 (the “Release”) below becoming effective as provided in Paragraph 15 below, and the Executive abiding by the restrictive covenants as provided in Paragraph 7 below, the Company shall pay to Executive the sum of $357,000 less applicable tax withholding (the “Severance Amount”) as follows:

i. Twenty five percent (25%) of the Severance Amount will be paid to the Executive on November 22, 2011, and in any event not prior to the date on which the Release becomes effective as provided in Paragraph 15 below.

ii. Conditioned upon Executive continuing to abide by the restrictive covenants provided in Paragraph 7 below, twenty five percent (25%) of the Severance Amount will be paid to Executive on each of (i) February 22, 2012, (ii) May 22, 2012, and (iii) August 22, 2012.

The Severance Amount represents payment in full and final settlement of any amounts (other than the Accrued Obligations) that may be due Executive, including any amounts that may be due pursuant to the Offer Letter, the Option Grant and the Consulting Services Agreement.

c. Qualified Plans/COBRA. Executive shall be entitled to all his vested benefits under any tax-qualified pension plan of the Company or its affiliates in accordance with the terms of such plans and continuation of health insurance benefits, at Executive’s cost, to the extent provided in Section 4980B of the Internal Revenue Code of 1986 and Section 601 of the Employee Retirement Income Security Act of 1974, as amended (which provisions are commonly known as “COBRA”). Current health and welfare plans for Executive ceased as of the last day of August 2011.

d. Employment Verification. The Company will respond to inquiries from prospective employers of Executive by following its standard practice of confirming dates of a former employee’s employment, and positions held and not providing a detailed reference. Mr. Murphy is free to seek personal references from members of the Company’s Board of Directors and key executives.

e. Unemployment Compensation. Conditioned upon Executive executing this Agreement, the Release below becoming effective as provided in Paragraph 15 below, and the Executive abiding by the restrictive covenants as provided in Paragraph 7 below, the Company agrees to withdraw all previously filed objections to Executive’s claim for unemployment compensation and not to take any future action to contest any filing by Executive for unemployment compensation.

4. No Liability. This Agreement does not constitute an admission by the Company or any of its divisions, trustees, officers, directors, partners, agents, or employees or by Executive of any unlawful acts or of any violation of federal, state or local laws or of any breach of the terms of any agreement, arrangement or understanding.

5. General Release and Waiver.

a. Release and Waiver. Executive hereby irrevocably and unconditionally releases, acquits and discharges the Company and its shareholders, members, officers, directors, employees and agents, and all of its affiliates, and all of their shareholders, members, officers, directors, employees and agents (collectively, the “Releasees”) of and from any and all claims or causes of action, suits, agreements, promises, damages, disputes, controversies, contentions, differences, judgments, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, variances, trespasses, extents, executions and demands of any kind whatsoever (collectively, “Claims”) that Executive has ever had, now has or may have against the Releasees, in law, admiralty or equity, whether known or unknown to Executive, for, upon, or by reason of, any matter, action, omission, course or thing whatsoever occurring up to the date Executive signs this Agreement, including but not limited to any matters arising out of or related to Executive’s employment or termination of such employment. Executive acknowledges that this Release includes, but is not limited to, all Claims arising under federal, state or local laws prohibiting employment discrimination and all Claims growing out of any legal restrictions on the Company’s right to terminate its employees including any common law and/or breach of contract, whistleblower, tort, or retaliation claims and all Claims related to payment of compensation. This Release also specifically encompasses all Claims of employment discrimination based on race, color, religion, sex, and national origin, as provided under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 1981(a), all Claims of discrimination based on age, as provided under the Age Discrimination in Employment Act of 1967, as amended, the Older Worker Benefit Protection Act, all Claims under the Employee Retirement Income Security Act (“ERISA”), all Claims under the Family and Medical Leave Act (“FMLA”), all Claims under the Fair Credit Reporting Act, all Claims under the National Labor Relations Act, and all Claims of employment discrimination under the Americans with Disabilities Act (“ADA”) as well as any applicable state and local laws concerning Executive’s employment. Notwithstanding any language to the contrary in this Agreement, it is understood and agreed that Executive retains any and all rights he may have for indemnification by the Company, under applicable law, or the Company’s formation documents, or any applicable insurance maintained by the Company with respect to third party claims filed in the future that involves the period of time that Executive was employed by the Company.

b. Acknowledgements and Affirmations. Executive affirms that: (a) Executive has not filed, caused to be filed, or presently is a party to any claim against Releasees; (b) Executive has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled; (c) Executive has been granted any leave to which he was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws; (d) Executive has no known workplace injuries or occupational diseases; (e) Executive has not divulged any proprietary or confidential information of Employer and will continue to maintain the confidentiality of such information consistent with Employer’s policies and Executive’s agreement(s) with Employer and/or common law; and (f) Executive has not been retaliated against for reporting any allegations of wrongdoing by Employer or its officers, including any allegations of corporate fraud. Both Parties acknowledge that this Agreement does not limit either party’s right, where applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. To the extent permitted by law, Executive agrees that if such an administrative claim is made, Executive shall not be entitled to recover any individual monetary relief or other individual remedies.

c. Acknowledgement Respecting Consideration for Release. Executive acknowledges that the Company’s agreement to pay the Severance Amount as provided herein constitutes good, valuable and sufficient consideration for the Release contained in this Paragraph 5.

6. Bar. Executive acknowledges and agrees that if he should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against the Releasees with respect to any cause, matter or thing which is released under Paragraph 5 of this Release, this Agreement may be raised as a complete bar to any such action, claim or proceeding.

7. Covenants.

a. Confidential Agreement. Executive shall keep the terms of this Agreement confidential and shall not directly or indirectly disseminate any information (in any form) regarding this Agreement to any person or entity except to his spouse, his attorneys, accountants, financial advisors or other persons as may be agreed to in writing by the Company and except for any terms which are or become generally available to the public, other than as a result of unauthorized or improper disclosure by Executive. Notwithstanding the foregoing, Executive may disclose the information described herein, to the extent Executive is compelled to do so by lawful service of process, subpoena, court order, or as Executive is otherwise compelled to do by law, including full and complete disclosure in response thereto, in which event Executive agrees to provide the Company with a copy of the document(s) seeking disclosures of such information promptly upon receipt of such document(s) and prior to disclosure by Executive of any such information, so that the Company may, upon notice to Executive, take such action as it deems to be necessary or appropriate in relation to such subpoena or request and Executive may not disclose any such information until the Company has had the opportunity to take such action.

b. Confidential Information. Executive agrees that he will not appropriate for his own use, disclose, divulge, furnish or make available to any person any confidential or proprietary information concerning Company or its affiliates, including without limitation any confidential or proprietary information concerning the operations, plans or methods of doing business of the Company or its affiliates (the “Information”); provided, that the term “Information” shall not include such information which is or becomes generally available to the public other than as a result of unauthorized or improper disclosure by Executive. Notwithstanding the foregoing, Executive may disclose Information to the extent he is compelled to do so by lawful service of process, subpoena, court order, or as he is otherwise compelled to do by law or the rules or regulations of any regulatory body to which he is subject, including full and complete disclosure in response thereto, in which event he agrees to provide the Company with a copy of the documents seeking disclosure of such information promptly upon receipt of such documents and prior to their disclosure of any such information, so that Company may, upon notice to Executive, take such action as the Company deems appropriate in relation to such subpoena or request and Executive may not disclose any such information until the Company has had the opportunity to take such action.

c. Intellectual Property. Executive agrees that all right, title and interest to all works of whatever nature generated in the course of his employment with the Company or its affiliates resides with the Company and its affiliates. Executive has returned to the Company all property, in whatever form (including computer files and other electronic data), of the Company or its affiliates in his possession, including without limitation, all copies (in whatever form) of all files or other information pertaining to the Company, its officers, directors, shareholders, customers or affiliates, and any business or business opportunity of the Company and its affiliates. Executive acknowledges that all property belonging to him that he had at the Company’s offices has been returned to him.

d. No Disparagement. Executive shall not make, or cause or encourage others to make any statements or release information that would or would be reasonably expected to disparage or defame the Company, any of its affiliates or any of their respective directors or officers. The Company shall not make, or cause or encourage others to make any statements or release information that would or would be reasonably expected to disparage or defame the Executive’s reputation. Notwithstanding the foregoing, nothing in this Paragraph 7(d) shall prohibit any person from making truthful statements when required by order of a court or other body having jurisdiction or as required by law.

e. Acknowledgement Respecting Covenants. With respect to the covenants set forth in this Paragraph 7, the Parties acknowledge and agree that:

i. (A) Each of the covenants contained in this Paragraph 7 shall be construed as a separate covenant, (B) if, in any judicial proceeding, a court shall deem any of the restrictive covenants invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the restrictive covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable, and (C) if any covenant (or portion thereof) is deemed invalid, illegal or unenforceable in any jurisdiction, as to that jurisdiction such restrictive covenant (or portion thereof) shall be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining restrictive covenants (or portion thereof) in such jurisdiction or rendering that or any other restrictive covenant (or portion thereof) invalid, illegal, or unenforceable in any other jurisdiction.

ii. The Parties hereby declare that it is impossible to measure in money the damages that will accrue to the Company or its affiliates in the event that Executives breaches any of the restrictive covenants provided in this Paragraph 7. In the event that Executive breaches any such restrictive covenant, the Company shall be entitled to an injunction, a restraining order or such other equitable relief, including, but not limited to, specific performance (without the requirement to post bond) restraining Executive from violating such restrictive covenant, in addition to any monetary damages it may have. If the Company shall institute any action or proceeding to enforce the restrictive covenant, Executive hereby waives the claim or defense that the Company has an adequate remedy at law and agrees not to assert in any such action or proceeding the claim or defense that the Company has an adequate remedy at law. The foregoing shall not prejudice the Company’s right to require Executive to account for and pay over to the Company, and Executive hereby agrees to account for and pay over, the compensation, earnings, profits, monies, accruals or other benefits derived or received by such Executive as a result of any transaction constituting a breach of any of the restrictive covenants provided in this Paragraph 7, and the Parties hereby agree that the Company shall be entitled to an equitable accounting of all such compensation, earnings, profits, monies, accruals and other benefits.

iii. The remedies provided for in this Paragraph 7 are cumulative and in addition to any other rights and remedies the Company may have under law or in equity.

iv. The covenants provided in this Paragraph 7 shall be in addition to any restrictions imposed on Executive by statute or at common law.

8. Intentionally Deleted.

9. Return of Company Property. Executive has returned to the Company any and all originals and copies of documents, materials, records, computers, blackberries and other electronic devices or other items in his/her possession or control belonging to the Company or containing proprietary information relating to the Company; provided, however, that Executive may retain copies of his Offer Letter and any amendments thereto, applicable Employee Benefit Plan Documents and this Agreement.

10. Continued Cooperation.

a. Executive will reasonably cooperate with the Company and/or their subsidiaries and affiliates and their counsel in connection with any investigation, administrative proceeding or litigation relating to any matter in which Executive was involved or of which Executive has knowledge. Such cooperation shall be scheduled at Executive’s convenience.

b. Executive agrees that, in the event he is subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) which in any way relates to Executive’s employment with the Company, he will give prompt notice of such request to the General Counsel of the Company and will make no disclosure until the Company has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure, except as required by law.

11. Entire Agreement. This Agreement contains all the understandings between the Company and Executive pertaining to the matters referred to herein, and supersedes any other undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto, including but not limited to the Offer Letter, the Option Grant and the Consulting Services Agreement, except as specifically provided herein. The Executive represents that, in executing this Agreement, he does not rely and has not relied upon any representation or statement not set forth herein made by the Company with regard to the subject matter or effect of this Release or otherwise.

12. Notices. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally or four days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one day after it is sent by a reputable overnight courier service and, in each case, addressed as follows (or if it is sent through any other method agreed upon by the parties):

If to the Company:

Northern Tier Energy LLC

38C Grove Street

Suite 100

Ridgefield, CT 06877

Attention: Christine Carnicelli

If to the Executive:

Neal E. Murphy

1004 Rock Creek Road

West Chester, PA 19380

or to such other address as any party hereto may designate by notice to the others.

13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut, without regard to conflicts of laws principles.

14. Acknowledgment. Executive acknowledges that he has read this Agreement, understands it, and voluntarily accepts its terms, and that he has been advised by the Company to seek the advice of legal counsel before entering into this Agreement. Executive further acknowledges that he has been given this Agreement on November 2, 2011 and may consider entering into the Agreement for a period of twenty one (21) days from the date stated in this Paragraph 14.

15. Revocation. Executive is advised that he has up to twenty-one (21) calendar days to consider this Agreement. Executive also is advised to consult with an attorney prior to signing this Agreement. Executive has a period of seven (7) days following his execution of this Agreement during which Executive may revoke the Agreement, and the Release shall not become effective or enforceable until such revocation period has expired, without this Agreement having been revoked. Any revocation within this period must be submitted, in writing, to Ms. Christine Carnicelli and state, “I hereby revoke my acceptance of our Separation Agreement and Release of All Claims.” The revocation must be personally delivered to Ms. Christine Carnicelli or her designee, or mailed to Ms. Christine Carnicelli, Northern Tier Energy LLC, 38C Grove Street, Suite 100, Ridgefield, CT 06877 and postmarked within seven (7) calendar days after Executive signs this Agreement. Executive agrees that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original up to twenty-one (21) calendar day consideration period. In the event Executive does not accept this Agreement as set forth above, or in the event Executive revokes this Agreement during the seven (7) day revocation period following his execution of the Agreement, this Agreement, including but not limited to the obligation of the Company and their subsidiaries and affiliates to provide the Severance Payment referred to in paragraph 3(b) above, shall automatically be deemed null and void.

16. Authority. Executive hereby expressly represents and warrants that he has the full authority to enter into this Agreement and fully understands that this Agreement is a legally binding document.

17. Successors/Assigns. This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

18. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument of this Agreement.

[Signatures on next page]

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its duly authorized representative and Executive has executed this Agreement on the date first written above.

COMPANY:

By: Christine Carnicelli
Title: Vice President, Human Resources

EXECUTIVE:

Neal E. Murphy

Signature Page to November 2, 2011 Agreement between Northern Tier Energy LLC and Neal Murphy